Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of United Continental Holdings, Inc. for the registration of Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities, Depositary Shares, Stock Purchase Contracts, Stock Purchase Units, Subscription Rights and Warrants, and of United Airlines, Inc. for the registration of Debt Securities and Guarantees of Debt Securities, and to the incorporation by reference therein of our reports dated February 23, 2017, with respect to the consolidated financial statements and schedule of United Continental Holdings, Inc. and United Airlines, Inc., and the effectiveness of internal control over financial reporting of United Continental Holdings, Inc. as of December 31, 2016, included in their Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

December 1, 2017